Exhibit 99.1

   Arrow Electronics Announces Record Sales and Excellent Cash Flow

                Record Level Working Capital to Sales

    MELVILLE, N.Y.--(BUSINESS WIRE)--July 25, 2007--Arrow Electronics, Inc. (NYSE:ARW) today reported second quarter 2007 net income of $99.2 million ($.80 and $.79 per share on a basic and diluted basis, respectively) on sales of $4.04 billion, compared with net income of $92.8 million ($.76 per share on both a basic and diluted basis) on sales of $3.44 billion in the second quarter of 2006. Sales increased 17 percent year over year. On a pro forma basis, sales increased five percent year over year as acquisitions also benefited sales growth. The company's results for the second quarters of 2007 and 2006 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, on a non-GAAP basis, net income for the quarter ended June 30, 2007 would have been $101.5 million ($.82 and $.81 per share on a basic and diluted basis, respectively) and net income for the quarter ended June 30, 2006, would have been $94.7 million ($.78 and $.77 per share on a basic and diluted basis, respectively).

    "We continue to execute well on our strategic initiatives as evidenced by our record results. We achieved record sales, generated an impressive level of cash flow, and managed our asset base to a record low level of working capital to sales," said William E. Mitchell, chairman, president and chief executive officer. "We have made strong strategic moves over the last 18 months that have resulted in a more diverse revenue stream, a broader geographic footprint, and increased opportunities in fast-growing product segments."

    Global enterprise computing solutions ("ECS") sales of $1.27 billion increased 78 percent sequentially and 103 percent year over year on strong growth in industry standard servers, storage, software, and services. Growth was aided by the impact of the acquisitions of KeyLink Systems Group, Alternative Technology, Inc. and the storage and security distribution business of InTechnology plc. On a pro forma basis, sales increased 22 percent year over year. "Our strategic transformation in global ECS is producing impressive results as we grew sales at almost four times the rate at which the market is expected to grow. Global ECS now represents approximately one-third of our business, further diversifying and reducing the volatility of our revenue stream. By further executing on significant cross-selling opportunities, pursuing our strategic focus on the mid-market and leveraging our unique software capabilities, we expect to continue to outgrow the market. With increased scale, scope and flexibility, our strategy is proving out every day with our customers and vendors," said Mitchell.

    Global components sales of $2.77 billion were essentially flat with the first quarter on fewer shipping days. Sales decreased two percent year over year as the well-publicized weakness within the large EMS customer base continued in North America and Asia Pacific. "We continue to execute well in the midst of cautious market conditions. In our Asia Pacific business, operating income increased by 74 percent sequentially, generating more operating income dollars than any other second quarter since 2000. In Europe and North America we achieved our highest and second highest level of operating income, respectively, for a second quarter in six years. Despite pockets of market weakness, we continue to improve our financial performance and deliver excellent results," Mitchell said.

    The company's results for the second quarter of 2007 and 2006 include the items outlined below that impact their comparability:

    -- During the second quarter of 2007, the company recorded a net restructuring charge of $2.9 million ($2.0 million net of related taxes or $.02 per share on both a basic and diluted basis) primarily related to initiatives taken by the company in the period to improve operating efficiencies.

    -- During the second quarter of 2007, the company recorded an integration charge of $.5 million ($.3 million net of related taxes), primarily related to the acquisition of KeyLink.

    -- During the second quarter of 2006, the company recorded a $3.1 million ($1.9 million net of related taxes or $.02 per share on both a basic and diluted basis) restructuring charge.

    "Based upon the information known to us today, we expect normal seasonality in both of our businesses in the third quarter. In global components, we expect to see an uptick in demand in Asia Pacific in preparation for the usual holiday build, normal seasonal softness in Europe due to its extended holiday period, and in North America, typical seasonality of flat to slightly down sales. In global enterprise computing solutions, we expect to see a moderate decrease in activity levels due to typical third quarter seasonality. We believe that total third quarter sales will be between $3.75 and $4.00 billion, with global component sales between $2.65 and $2.80 billion and global enterprise computing solutions sales between $1.10 and $1.20 billion. Earnings per share, on a diluted basis, excluding any charges and including estimated amortization of intangible assets of $.02, are expected to be in the range of $.76 to $.82, an increase of seven percent to 15 percent from last year's third quarter," said Paul
J. Reilly, senior vice president and chief financial officer.

    SIX MONTH RESULTS

    Arrow's net income for the first six months of 2007 was $195.5 million ($1.58 and $1.57 per share on a basic and diluted basis, respectively) on sales of $7.54 billion, compared with net income of $174.3 million ($1.44 and $1.42 per share on a basic and diluted basis, respectively) on sales of $6.63 billion in the first six months of 2006.

    Net income for the first six months of 2007 includes a net restructuring credit of $5.3 million ($3.8 million net of related taxes or $.03 per share on both a basic and diluted basis) primarily related to the sale of facilities offset, in part, by the aforementioned restructuring initiatives. Also included is an integration charge of $2.6 million ($1.6 million net of related taxes or $.01 per share or both a basic and diluted basis), primarily related to the acquisition of Keylink. Excluding these items, net income would have been $193.3 million ($1.57 and $1.55 per share on a basic and diluted basis, respectively) for the first six months of 2007.

    Net income for the first six months of 2006 includes restructuring charges of $4.6 million ($2.8 million net of related taxes or $.02 per share on both a basic and diluted basis) and a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) on the redemption of the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its zero coupon convertible debentures due in 2021 and on the repurchase of $4.1 million principal amount of its 7% Senior Notes due in January 2007. Excluding these items, net income would have been $178.7 million ($1.47 and $1.46 per share on a basic and diluted basis, respectively) for the first six months of 2006.

    Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of 260 locations in 55 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's efficiency enhancement initiatives, the company's acquisitions of other companies, and the prepayment of debt. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.

    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.



                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                    Three Months
                                        Ended        Six Months Ended
                                      June 30,           June 30,
                                  ----------------- ------------------
                                    2007     2006     2007      2006
                                  -------- -------- --------  --------

Operating income, as reported     $173,154 $163,141 $335,813  $312,374
  Restructuring charge (credit)      2,931    3,118   (5,333)    4,639
  Integration charge                   494        -    2,611         -
                                  -------- -------- --------  --------
Operating income, as adjusted     $176,579 $166,259 $333,091  $317,013
                                  -------- -------- --------  --------

Net income, as reported           $ 99,211 $ 92,763 $195,505  $174,342
  Restructuring charge (credit)      1,990    1,894   (3,798)    2,814
  Integration charge                   296        -    1,562         -
  Loss on prepayment of debt             -        -        -     1,558
                                  -------- -------- --------  --------
Net income, as adjusted           $101,497 $ 94,657 $193,269  $178,714
                                  -------- -------- --------  --------

Net income per basic share, as
 reported                         $    .80 $    .76 $   1.58  $   1.44
  Restructuring charge (credit)        .02      .02     (.03)      .02
  Integration charge                     -        -      .01         -
  Loss on prepayment of debt             -        -        -       .01
                                  -------- -------- --------  --------
Net income per basic share, as
 adjusted                         $    .82 $    .78 $   1.57  $   1.47
                                  -------- -------- --------  --------

Net income per diluted share, as
 reported*                        $    .79 $    .76 $   1.57  $   1.42
  Restructuring charge (credit)        .02      .02     (.03)      .02
  Integration charge                     -        -      .01         -
  Loss on prepayment of debt             -        -        -       .01
                                  -------- -------- --------  --------
Net income per diluted share, as
 adjusted                         $    .81 $    .77 $   1.55  $   1.46
                                  -------- -------- --------  --------

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

* In computing net income per diluted share for the six months ended June 30, 2006, net income was increased by $524 for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the six months ended June 30, 2006 includes 937 shares related to the convertible debentures.


    Information Relating to Forward-Looking Statements

    This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new global financial system and the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.



                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)

                           Three Months Ended      Six Months Ended
                                June 30,               June 30,
                          --------------------- ----------------------
                             2007       2006       2007        2006
                          ---------- ---------- ----------  ----------

Sales                     $4,038,083 $3,437,032 $7,535,647  $6,629,495
                          ---------- ---------- ----------  ----------
Costs and expenses:
  Cost of products sold    3,459,113  2,912,608  6,417,046   5,617,528
  Selling, general and
   administrative
   expenses                  383,936    346,828    754,162     672,656
  Depreciation and
   amortization               18,455     11,337     31,348      22,298
  Restructuring charge
   (credit)                    2,931      3,118     (5,333)      4,639
  Integration charge             494          -      2,611           -
                          ---------- ---------- ----------  ----------
                           3,864,929  3,273,891  7,199,834   6,317,121
                          ---------- ---------- ----------  ----------
Operating income             173,154    163,141    335,813     312,374
Equity in earnings of
 affiliated companies          1,685      1,045      3,670       1,990
Loss on prepayment of
 debt                              -          -          -       2,605
Interest expense, net         28,035     23,993     51,103      47,962
                          ---------- ---------- ----------  ----------
Income before income
 taxes and minority
 interest                    146,804    140,193    288,380     263,797
Provision for income
 taxes                        46,483     47,084     91,039      88,737
                          ---------- ---------- ----------  ----------
Income before minority
 interest                    100,321     93,109    197,341     175,060
Minority interest              1,110        346      1,836         718
                          ---------- ---------- ----------  ----------
Net income                $   99,211 $   92,763 $  195,505  $  174,342
                          ---------- ---------- ----------  ----------
Net income per share:
  Basic                   $      .80 $      .76 $     1.58  $     1.44
                          ---------- ---------- ----------  ----------
  Diluted                 $      .79 $      .76 $     1.57  $     1.42
                          ---------- ---------- ----------  ----------
Average number of shares
 outstanding:
  Basic                      123,808    121,820    123,401     121,213
  Diluted                    124,959    122,551    124,690     123,020

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                     CONSOLIDATED BALANCE SHEETS
                   (In thousands except par value)

                                            June 30,     December 31,
                                               2007          2006
                                           ------------  ------------

ASSETS
Current assets:
  Cash and cash equivalents                 $   278,997   $   337,730
  Accounts receivable, net                    3,037,082     2,710,321
  Inventories                                 1,577,843     1,691,536
  Prepaid expenses and other assets             158,503       156,034
                                           ------------  ------------
    Total current assets                      5,052,425     4,895,621
                                           ------------  ------------
Property, plant and equipment, at cost:
  Land                                           41,201        41,810
  Buildings and improvements                    172,387       167,157
  Machinery and equipment                       522,542       481,689
                                           ------------  ------------
                                                736,130       690,656
  Less: Accumulated depreciation and
   amortization                                (415,341)     (428,283)
                                           ------------  ------------
    Property, plant and equipment, net          320,789       262,373
                                           ------------  ------------
Investments in affiliated companies              45,153        41,960
Cost in excess of net assets of companies
 acquired                                     1,718,870     1,231,281
Other assets                                    245,035       238,337
                                           ------------  ------------
    Total assets                            $ 7,382,272   $ 6,669,572
                                           ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $ 2,147,980   $ 1,795,089
  Accrued expenses                              446,945       402,536
  Short-term borrowings, including current
   portion of long-term debt                     69,463       262,783
                                           ------------  ------------
    Total current liabilities                 2,664,388     2,460,408
                                           ------------  ------------

Long-term debt                                1,182,686       976,774
Other liabilities                               286,485       235,831

Shareholders' equity:
  Common stock, par value $1:
    Authorized - 160,000 shares in 2007
     and 2006
    Issued - 124,702 and 122,626 shares in
     2007 and 2006, respectively                124,702       122,626
  Capital in excess of par value              1,004,900       943,958
  Retained earnings                           1,972,457     1,787,746
  Foreign currency translation adjustment       191,272       155,166
  Other                                          (7,878)       (7,407)
                                           ------------  ------------
                                              3,285,453     3,002,089
  Less: Treasury stock (953 and 207 shares
        in 2007 and 2006, respectively),
        at cost                                 (36,740)       (5,530)
                                           ------------  ------------
    Total shareholders' equity                3,248,713     2,996,559
                                           ------------  ------------
  Total liabilities and shareholders'
   equity                                   $ 7,382,272   $ 6,669,572
                                           ------------  ------------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Three Months Ended
                                                       June 30,
                                                 ---------------------
                                                   2007       2006
                                                 ---------  ----------
Cash flows from operating activities:
  Net income                                     $  99,211  $  92,763
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
    Depreciation and amortization                   18,455     11,337
    Amortization of deferred financing costs and
     discount on notes                                 523        734
    Amortization of stock-based compensation         5,330      6,190
    Excess tax benefits from stock-based
     compensation arrangements                      (1,687)    (2,378)
    Deferred income taxes                              616     (1,680)
    Restructuring charge                             1,990      1,894
    Integration charge                                 296          -
    Equity in earnings of affiliated companies      (1,685)    (1,045)
    Minority interest                                1,110        346
    Change in assets and liabilities, net of
     effects of acquired businesses:
      Accounts receivable                         (181,101)  (189,937)
      Inventories                                  103,564   (155,771)
      Prepaid expenses and other assets              1,345     (1,191)
      Accounts payable                             270,649    149,115
      Accrued expenses                              23,363    (17,325)
      Other                                          3,354      8,511
                                                 ---------  ---------
  Net cash provided by (used for) operating
   activities                                      345,333    (98,437)
                                                 ---------  ---------

Cash flows from investing activities:
  Acquisition of property, plant and equipment     (39,383)   (14,454)
  Cash consideration paid for acquired
   businesses                                       (4,592)    (1,317)
  Proceeds from sale of facilities                   4,186          -
  Other                                               (117)     2,158
                                                 ---------  ---------
  Net cash used for investing activities           (39,906)   (13,613)
                                                 ---------  ---------
Cash flows from financing activities:
  Change in short-term borrowings                   (7,757)    34,692
  Repayment of long-term borrowings               (902,605)      (214)
  Proceeds from long-term borrowings               757,500          -
  Proceeds from exercise of stock options           13,668     23,021
  Excess tax benefits from stock-based
   compensation arrangements                         1,687      2,378
  Repurchases of common stock                      (32,759)         -
                                                 ---------  ---------
  Net cash provided by (used for) financing
   activities                                     (170,266)    59,877
                                                 ---------  ---------
Effect of exchange rate changes on cash              2,423      1,846
                                                 ---------  ---------
Net decrease in cash and cash equivalents          137,584    (50,327)
Cash and cash equivalents at beginning of period   141,413    380,176
                                                 ---------  ---------
Cash and cash equivalents at end of period       $ 278,997  $ 329,849
                                                 ---------  ---------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                   Six Months Ended
                                                       June 30,
                                                ----------------------
                                                   2007       2006
                                                ----------  ----------
Cash flows from operating activities:
  Net income                                    $  195,505  $ 174,342
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
    Depreciation and amortization                   31,348     22,298
    Amortization of deferred financing costs and
     discount on notes                               1,078      1,632
    Amortization of stock-based compensation        11,772     10,282
    Accretion of discount on zero coupon
     convertible debentures                              -        876
    Excess tax benefits from stock-based
     compensation arrangements                      (6,693)    (6,431)
    Deferred income taxes                            2,068     (2,595)
    Restructuring (credit) charge                   (3,798)     2,814
    Integration charge                               1,562          -
    Equity in earnings of affiliated companies      (3,670)    (1,990)
    Loss on prepayment of debt                           -      1,558
    Minority interest                                1,836        718
    Change in assets and liabilities, net of
     effects of acquired businesses:
      Accounts receivable                         (131,491)  (246,891)
      Inventories                                  176,664   (302,379)
      Prepaid expenses and other assets              1,761    (23,162)
      Accounts payable                             144,579    219,761
      Accrued expenses                              31,906      4,290
      Other                                          4,443     14,031
                                                ----------  ---------
  Net cash provided by (used for) operating
   activities                                      458,870   (130,846)
                                                ----------  ---------

Cash flows from investing activities:
  Acquisition of property, plant and equipment     (61,367)   (27,540)
  Cash consideration paid for acquired
   businesses                                     (496,067)   (19,460)
  Proceeds from sale of facilities                  12,996          -
  Other                                                218      3,083
                                                ----------  ---------
  Net cash used for investing activities          (544,220)   (43,917)
                                                ----------  ---------
Cash flows from financing activities:
  Change in short-term borrowings                  (25,364)    38,536
  Repayment of long-term borrowings               (903,917)   (15,724)
  Proceeds from long-term borrowings             1,102,500          -
  Repurchase/repayment of senior notes            (169,136)    (4,268)
  Redemption of zero coupon convertible
   debentures                                            -   (156,330)
  Proceeds from exercise of stock options           46,427     53,118
  Excess tax benefits from stock-based
   compensation arrangements                         6,693      6,431
  Repurchases of common stock                      (32,759)         -
                                                ----------  ---------
  Net cash provided by (used for) financing
   activities                                       24,444    (78,237)
                                                ----------  ---------
Effect of exchange rate changes on cash              2,173      2,188
                                                ----------  ---------
Net decrease in cash and cash equivalents          (58,733)  (250,812)
Cash and cash equivalents at beginning of period   337,730    580,661
                                                ----------  ---------
Cash and cash equivalents at end of period      $  278,997  $ 329,849
                                                ----------  ---------

   This interim report is subject to independent audit at year-end.




                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)

                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------  ----------------------
                          2007        2006        2007        2006
                       ----------  ----------  ----------  ----------

Sales:
  Global components    $2,768,670  $2,812,146  $5,553,927  $5,493,350
  Global ECS            1,269,413     624,886   1,981,720   1,136,145
                       ----------  ----------  ----------  ----------
    Consolidated       $4,038,083  $3,437,032  $7,535,647  $6,629,495
                       ----------  ----------  ----------  ----------

Operating income:
  Global components    $  152,144  $  160,097  $  306,725  $  304,587
  Global ECS               50,529      30,172      80,009      52,955
  Corporate (a)           (29,519)    (27,128)    (50,921)    (45,168)
                       ----------  ----------  ----------  ----------
    Consolidated       $  173,154  $  163,141  $  335,813  $  312,374
                       ----------  ----------  ----------  ----------


    Effective April 1, 2007, the company's business segments were realigned as part of the company's continued efforts to strengthen its market leadership position, streamline the business, and further leverage cost synergies globally. The company's global components business was formed to bring a single, global organization to leverage the collective enterprise to speed services and solutions to customers and suppliers. The company's global ECS business was formed to bring a single organization with an expanded geographic reach, increased exposure in faster growing product segments, and a more robust customer and supplier base. As a result, the UK Microtronica, ATD (in Spain), and Arrow Computer Products (in France) businesses, previously included in the computer products business segment, were transitioned into the company's global components business segment. As a result of this realignment, global components and global ECS are the business segments upon which management primarily evaluates the operations of the company and upon which it bases its operating decisions. Prior period segment data was adjusted to conform to the current period presentation.

    Effective January 1, 2007, stock option expense, which was previously included in corporate, has been allocated to global components, global ECS, and corporate. Prior period segment data was adjusted to conform with the current period presentation.



(a) Includes a restructuring charge of $2.9 million and a net restructuring credit of $5.3 million for the three and six months ended June 30, 2007, respectively, and restructuring charges of $3.1 million and $4.6 million for the three and six months ended June 30, 2006, respectively. Also includes integration charges of $.5 million and $2.6 million for the three and six months ended June 30, 2007, respectively.

   This interim report is subject to independent audit at year-end.

    CONTACT: Arrow Electronics, Inc.
             Sabrina N. Weaver, 631-847-5359
             Director, Investor Relations
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications